EXHIBIT 23.4

Lang Michener LLP
Lawyers - Patent & Trade Mark Agents

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

CONSENT

We hereby consent to the reference to our firm under the headings "Risk Factors", "Material Canadian Income Tax Consequences" and "Legal Matters" in the Amendment No. 3 to the Registration Statement on the Form S-4 (the “Form S-4/A3”) to be filed by AMG Oil Ltd. (the “Company”) with the Securities and Exchange Commission in connection with the continuation of the Company from Nevada to Canada pursuant to the Canada Business Corporations Act.

We hereby further consent to the inclusion of our legal opinion dated October 2, 2008 in the Form S-4/A3.

Dated October 2, 2008

LANG MICHENER LLP

/s/ Lang Michener LLP